UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2009.

SINOBIOMED INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	333-128399 (Commission File Number)	20-1945139 (IRS Employer Identification No.)

Lane 4705, No. 58, North Yang Gao Rd. Pudong New Area Shanghai, China (Address of principal executive offices)	201206 (Zip Code)

Registrant's telephone number, including area code 011-86-21-58546923

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On April 29, 2009, the Company issued 5,000,000 units (each a “Unit”) to 2 offshore individuals/entities due to the closing of the Company’s private placement at $0.05 per Unit for total gross proceeds of $250,000.  Each Unit consists of one share of common stock of the Company and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional share of common stock of the Company at $0.07 per warrant share until April 29, 2011.  The Company believes that the issuances are exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals/entities through an offshore transaction which was negotiated and consummated outside of the United States.

In relation to the Company’s private placement offering at $0.05 per Unit, the Company paid a cash finder’s fee in the amount of $16,500 to one individual in Hong Kong and $3,500 to one individual in Singapore.

On April 29, 2009, the Company issued 4,000,000 shares of common stock to 2 offshore individuals/entities due to the closing of the Company’s private placement at $0.05 per share for total gross proceeds of $200,000.  The Company believes that the issuances are exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals/entities through an offshore transaction which was negotiated and consummated outside of the United States.

In relation to the Company’s private placement offering at $0.05 per share, the Company has paid or will be paying a cash finder’s fee in the amount of $16,000 to one individual in Hong Kong.

The proceeds from the above transactions have been or will be used to fund the business of the Company and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 7, 2009

SINOBIOMED INC.

By: /s/ Ka Yu
Name: Ka Yu
Title: Secretary, Treasurer and a Director